CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC to be filed with the Office of Thrift Supervision of our report dated April 23, 2008, relating to our audit of the consolidated financial statements of Gateway Community Financial Corp. and Subsidiary appearing in the Prospectus, which is part of the Registration Statement, and the Application for Conversion.

We also consent to the reference to our firm under the captions “Experts” and “The Conversion -Federal and State Tax Consequences of the Conversion,” “Legal and Tax Opinions,” and “Experts” in such Prospectus.

/s/ S. R. Snodgrass, A.C.

Wexford, Pennsylvania

January 13, 2009